Exhibit 4.2(b)

APPOINTMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS APPOINTMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into and effective as of November 9, 2023 by and among EQRx, Inc., a Delaware corporation (the “Company”), Revolution Medicines, Inc. (“Parent”), Continental Stock Transfer & Trust Company, a New York corporation (“Continental”) and Equiniti Trust Company, LLC, a New York limited liability trust company (“Equiniti”).

WHEREAS, the Company (formerly known as CM Life Sciences III Inc.) and Continental have previously entered into a warrant agreement, dated as of April 6, 2021 (the “Warrant Agreement”) governing the terms of the Company’s outstanding warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Company Common Stock”); and

WHEREAS, pursuant to that certain merger agreement, dated as of July 31, 2023 (the “Merger Agreement”), by and among the Company, Parent, Equinox Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub I”) and Equinox Merger Sub II LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub II”), on the date hereof, the Company merged with and into Merger Sub I, with the Company surviving the merger and continuing as a wholly owned subsidiary of Parent (the “First Merger”), and as soon as practicable after the First Merger and as the second step in a single integrated transaction with the First Merger, the Company will merge with and into Merger Sub II (the “Second Merger” and collectively with the First Merger, the “Merger”), with Merger Sub II surviving the Second Merger and continuing as a wholly owned subsidiary of Parent; and

WHEREAS, by virtue of the Merger, and pursuant to Section 4.5 of the Warrant Agreement, at the Effective Time (as defined in the Merger Agreement), the Warrants ceased to represent a warrant exercisable for Company Common Stock and became exercisable for the Merger Consideration (as defined in the Merger Agreement), and from and after the Effective Time, the Warrants relate to the Parent’s common stock, par value $0.0001 per share; and

WHEREAS, effective upon the Effective Time, the Company wishes to appoint Equiniti to serve as successor Warrant Agent under the Warrant Agreement; and

WHEREAS, in connection with and effective upon such appointment, (i) Continental wishes to assign and transfer all of its rights, authority, powers, immunities, duties, interests and obligations as Warrant Agent under the Warrant Agreement, as hereby amended, to Equiniti, and with immediate effect upon the effectiveness of such appointment and assignment, to resign its duties as Warrant Agent under the Warrant Agreement, (ii) Equiniti wishes to accept such appointment and to assume and accept all of such rights, authority, powers, immunities, duties, interests and obligations as Warrant Agent under the Warrant Agreement, and (iii) the Company wishes to approve such assignment and assumption and such resignation with immediate effect upon the effectiveness of such appointment and assignment.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.   Appointment of Successor Warrant Agent and Transfer Agent. The Company hereby appoints Equiniti to serve as successor Warrant Agent under the Warrant Agreement, effective upon the Effective Time. Continental hereby (a) assigns and transfers, and Equiniti hereby accepts and assumes, effective as of the Effective Time, all of Continental’s rights, authority, powers, immunities, duties, interests and obligations in, and under the Warrant Agreement and Warrants, as Warrant Agent, and (b) resigns its duties as Warrant Agent under the Warrant Agreement with immediate effect, in each case, effective upon the Effective Time. The Company hereby approves and consents to the assignment, assumption and resignation referred to in the foregoing sentence. Unless the context otherwise requires, from and after the Effective Time, any references in the Warrant Agreement and the Warrants to the “Warrant Agent” shall mean Equiniti. Any notice, statement or demand authorized by the Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent pursuant to Section 9.2 shall be delivered to:

Equiniti Trust Company, LLC

48 Wall Street, 22nd Floor

New York, New York 10005

Attn: Corporate Actions – Warrants

Email: ReorgWarrants@equiniti.com

2.   Replacement Instruments. Following the Closing, upon request by any holder of a Warrant, the Company shall issue a new instrument for such Warrant reflecting the adjustment to the terms and conditions described herein and in Section 4.5 of the Warrant Agreement.

3.   Cashless Exercise. Pursuant to the Warrant Agreement, upon receipt of a notice for a “cashless exercise,” the Warrant Agent shall deliver a copy of that notice to the Parent and the Parent shall promptly calculate and transmit to the Warrant Agent in writing, the number of shares issuable in connection with such “cashless exercise.” The Warrant Agent shall have no obligation under this Agreement to calculate, the number of shares issuable in connection with a “cashless exercise,” nor shall the Warrant Agent have any duty or obligation to investigate or confirm whether the Parent’s determination of the number of shares issuable upon such exercise is accurate or correct.

4.   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.

5.   Counterpart. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by email or exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

6.   Successors and Assigns. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

7.   Entire Agreement. This Agreement and the Warrant Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

EQRX, INC.

By:	/s/ Melanie Nallicheri
	Name:	Melanie Nallicheri
	Title:	President and Chief Executive Officer

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

REVOLUTION MEDICINES, INC.

By:	/s/ Jack Anders
	Name:	Jack Anders
	Title:	Chief Financial Officer

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Margaret B. Lloyd
	Name:	Margaret B. Lloyd
	Title:	Vice President

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

EQUINITI TRUST COMPANY, LLC

By:	/s/ Michael Legregin
	Name:	Michael Legregin
	Title:	Senior Vice President, Corporate Actions, Relationship Management & Operations

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]